Exhibit 5.1

February 18, 2003

Board of Directors

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, North Carolina 27215

Ladies and Gentlemen:

As the Chief Legal Officer of Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), I have been requested to furnish this opinion letter to you in connection with the Company’s registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $350,000,000 aggregate principal amount of the Company’s 5½% Senior Notes due February 1, 2013 (the “Exchange Notes”), pursuant to an indenture dated as of January 31, 2003 (the “Indenture”) between the Company and Wachovia Bank, National Association, as trustee (the “Trustee”), in exchange for up to $350,000,000 aggregate principal amount of the Company’s outstanding 5½% Senior Notes due February 1, 2013 (the “Original Notes”) issued pursuant to the Indenture. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of the following documents:

1.  An executed copy of the Registration Statement.

2.  The Indenture.

3.  The Amended Restated Certificate of Incorporation of the Company.

4.  The Amended and Restated By-Laws of the Company.

5.  Resolutions of the Board of Directors of the Company adopted by unanimous written consent on January 14, 2003.

In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). As to matters of fact relevant to the opinion expressed herein, I have relied on the representations and statements of fact made in the aforesaid documents. I have also independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, I am of the opinion that, following (i) effectiveness of the Registration Statement, (ii) due authentication by the Trustee and (iii) due execution and delivery of the Exchange Notes on behalf of the Company against payment therefor in accordance with the terms of the Indenture, and as contemplated by the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Board of Directors

Laboratory Corporation of America Holdings

February 18, 2003

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinion expressed above is also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Opinions” in the Prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act.

Very truly yours,

By:	/s/ BRADFORD T. SMITH
Bradford T. Smith Executive Vice President, Chief Legal Officer and Secretary

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